UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Subsequent to this filing, the following letter was sent by Amgen Inc. to certain institutional holders of our common stock. We encourage our stockholders to similarly consider this letter when casting their vote.]

May «X», 2019

«SALUTATION» «FIRSTNAME» «LASTNAME»

«COMPANYNAME»

«ADDRESS»

«ADDRESS2»

«CITY», «STATE» «ZIPCODE»

Dear «SALUTATION» «LASTNAME»:

Thank you for your investment in Amgen. By now, you should have received the proxy statement for our upcoming 2019 Annual Meeting of Stockholders to be held on May 21, 2019. I would like to ask for your support by voting with the following recommendations of our Board of Directors:

FOR each Director Nominee	Item 1:	Election of 12 directors to serve on our Board until the 2020 annual meeting of stockholders.
FOR	Item 2:	Advisory vote to approve our executive compensation.
FOR	Item 3:	Ratification of Ernst & Young LLP as our independent registered public accountants.

As you consider your vote, below is a snapshot of our achievements in 2018 and a summary of our compensation practices and corporate governance developments:

We executed on our business strategy.

We seek to develop innovative medicines that address important unmet medical needs in the fight against serious illness. Our strategy includes a series of integrated activities to strengthen our long-term competitive position in the industry. Select 2018 activities that support the execution of our strategic priorities are summarized below (and in further detail in our 2019 proxy statement).

•

We launched Aimovig®[1] in migraine and Parsabiv® in nephrology, two innovative products, in the U.S. We continued to advance our early pipeline and initiated 10 first-in-human studies. In the oncology pipeline, we are advancing approximately 20 early-stage product candidates.

•

We also launched KANJINTI™ (biosimilar trastuzumab (Herceptin®)) and AMGEVITA™ (biosimilar adalimumab (HUMIRA®)) in Europe, also in two therapeutic areas (oncology and inflammation). We have three biosimilars in Phase 3.

•

We continued transforming Amgen for the future. 2018 was the capstone year for a set of ambitious non-GAAP financial commitments that we made to our stockholders five years ago, including earnings per share growth, operating margin improvement, and return of capital, that we met and exceeded through significant transformation and process and improvement efforts. We have embedded the productivity capabilities developed through our transformation activities in our business to reallocate resources to our pipeline and growth opportunities putting us in a better position to serve patients and deliver long-term growth.

[1]	Jointly developed in collaboration with Novartis AG.

May «X», 2019

•

We adhered to a disciplined approach to capital allocation while investing for long-term growth. We invested $3.7 billion in research and development and $738 million in capital expenditures, and also returned $21.4 billion of capital to our stockholders.

•	Between 2011 and 2018, we have increased our global geographic presence to ~100 countries from 50.

•

We successfully operated our next-generation biomanufacturing facility in Singapore and broke ground on a next-generation biomanufacturing plant in Rhode Island. This new plant will be the first of its kind in the U.S. Next-generation biomanufacturing plants require a smaller manufacturing footprint and offer greater environmental benefits, including reduced consumption of water and energy and lower levels of carbon emissions.

•	We have continued to invest in drug delivery systems to enhance patient experience, including our SureClick® autoinjector for Aimovig.

Our financial performance was strong and we invested for long-term growth while returning substantial capital to our stockholders in 2018.

•	We delivered a one-year total shareholder return, or TSR, of 15% and a five-year TSR of 93%, outperforming our peer group and the Standard & Poor’s 500 Index over both time periods.

•

As referenced above, we returned $21.4 billion of capital to our stockholders in the form of dividends ($3.5 billion) and stock repurchases ($17.9 billion). Further, we increased our quarterly dividend per share 15% over 2017 (to $1.32 per share for 2018).

Executive compensation is aligned with our business strategy and is performance-based.

•	We pay for performance, and pay outcomes reflect the achievements of our Named Executive Officers, or NEOs, against our short- and long-term performance.

•

75% of my 2018 target direct compensation and 69%[2] of our other NEOs’ target direct compensation was based solely on our Company’s performance (paid in the form of annual cash incentive awards based on our annual Company performance goals, stock options vesting over four years, and performance units to be paid based on the Company’s performance over a three-year performance period). Further, 90% of my 2018 target direct compensation and 83%[2] of our other NEOs’ target direct compensation is “at-risk.”

•

Our compensation program is directly linked to our performance and strategy. Each year, our Compensation and Management Development Committee approves Company performance goals that are designed to focus our NEOs and all of our staff members on delivering our financial and operational objectives to drive annual performance, advance strategic priorities, and position us for longer-term success.

We have implemented compensation best practices, including:

•	A substantial majority of our NEO compensation is performance-based, including 80% of our long-term incentive equity award grants.

•

We have a clawback policy tied to financial restatements and our incentive cash compensation plans contain recoupment provisions for employee misconduct causing serious financial or reputational damage to the Company.

•	Robust stock ownership and retention guidelines.

[2]

Murdo Gordon and David M. Reese commenced their roles as executive officers of the Company on September 3, 2018, and July 26, 2018, respectively, and, as such, are not included. We use median values as the reference point for each element of compensation at all levels, including our NEOs.

May «X», 2019

We are committed to corporate governance best practices, informed by stockholder engagement, and overseen by our highly experienced and independent Board.

•	11 of the 12 director nominees are independent and five nominees are new directors since 2015 for an average tenure of ~5 years for our director nominees.

•

Our lead independent director, Robert A. Eckert, has substantial and specific duties and has been elected by our Board to serve as the lead independent director in 2019, subject to his re-election to the Board.

•

We have a long-standing practice of stockholder engagement, including outreach by our executives and Investor Relations department to our investors owning ~58% of our outstanding shares and governance-focused outreach activities and discussions with stockholders who hold ~53% of our outstanding shares since our 2018 annual meeting of stockholders.

Our Board has a history of responsiveness to stockholder feedback. Stockholders elect our Board annually by majority voting and have rights to act through a special meeting, by written consent, and through proxy access.

I realize there are many demands on your time and want to thank you for your attention to these important issues. We would welcome the opportunity to discuss any of the voting matters in our proxy statement with you. Please do not hesitate to contact Arvind Sood, Vice President, Investor Relations, by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions.

Sincerely,

Robert A. Bradway

Chairman of the Board,

Chief Executive Officer and President

cc: «SECONDNAME»